Exhibit 99.1

Saia Appoints Independent Director Randolph W. Melville to Board

JOHNS CREEK, GA – September 3, 2015 - Saia, Inc., (NASDAQ: SAIA) a leading transportation provider offering less-than-truckload, non-asset truckload, and logistics services, today announced the board of directors has elected Randolph W. Melville as a director of the corporation and named him a member of the compensation committee.

"We are pleased to welcome Randy to our board and believe his extensive business experience will add valuable perspectives complementing those of our current board," said Saia Chairman, Bert Trucksess.

Melville was an independent director and member of the compensation committee of Interline Brands, Inc. prior to its merger with a private equity acquirer in September 2012.

He is currently the senior vice president and general manager for the eastern division of PepsiCo’s Frito-Lay North America. He is accountable for all aspects of the company’s eastern division performance, including sales, operations, supply chain, finance, human resources and strategic planning.

Prior to his 20-plus years at Frito-Lay, Melville held numerous leadership positions at Procter & Gamble and Maytag Corporation. He received his undergraduate degree from Princeton University.

# # #

About Saia, Inc.

Saia, Inc. (NASDAQ: SAIA), with 2014 revenues of $1.3 billion, offers customers a wide range of less-than-truckload, non-asset truckload, and logistic services. The company operates 147 terminals in 34 states and is home to the industry-exclusive Customer Service Indicators and Xtreme Guarantee. With headquarters in Georgia, Saia employs 9,000 people nationwide. Saia LTL Freight has been recognized by the American Trucking Associations, Safety Management Council for its outstanding safety record. For more information on Saia or any of the service groups, visit www.saiacorp.com.

CONTACT:	Saia, Inc. Doug Col dcol@saia.com 678.542.3910